Exhibit 11

                Computation of Per Share Earnings



                                                                              Year Ended December 31,
                                                                       1995            1996             1997
                                                                  ---------------  -------------   -------------
Basic
   Weighted average shares outstanding..........................        4,786,524      4,785,686       9,320,174
   Contingently issuable shares in business
     combinations...............................................        3,085,222      3,085,222       2,055,488
   Number of common shares outstanding..........................        7,871,746      7,870,908      11,375,662

Diluted
   Weighted average shares outstanding..........................        4,786,524      4,785,686       9,320,174
   Contingently issuable shares in business
     combinations...............................................        3,085,222      3,085,222       2,055,488
   Net common shares issuable on exercise of
     certain stock options (1)(2)...............................               --             --         657,273
   Net common shares issuable on exercise of certain
     stock options and warrants (1)(2)..........................               --             --       2,191,263
   Number of common shares outstanding..........................        7,871,746      7,870,908      14,224,198

(1) Net common shares issuable on exercise of certain stock options and warrants is calculated based on the treasury stock method.
(2) Common shares issuable on exercise of certain stock options and warrants were not included during loss periods since the effect of the inclusion would be anti-dilutive.